Exhibit 5.1

LAW OFFICES OF William B. Barnett __________ OF COUNSEL Sylvia R. Esquivel	15233 Ventura Boulevard, Suite 410 SHERMAN OAKS, CALIFORNIA 91430 Telephone (818) 789-2688 FAX (818) 789-2680 EMAIL: wbarn @ pacificnet.net

November 11, 2004

Consolidated Pictures Corp.
1100 NW 163rd Drive
North Miami Beach, FL 33169

RE:    250,000 Shares of Common Stock for Consulting Agreement
                 25,000 Shares of Common Stock for Legal Services Agreement

Ladies and Gentlemen:

We have acted as counsel for Consolidated Pictures Corp. (the "Registrant") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 275,000 shares of the Registrant’s Common Stock, $0.0001 par value (the "Shares"), of which 250,000 will be issued pursuant to a Consulting Agreement between the Registrant and Larry Krasny and 25,000 will be issued under a Legal Services Agreement (collectively, the "Agreements").

In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of the opinion set forth herein, including without limitation:

1.         The Certificate of Incorporation of the Registrant.

2.         The Bylaws of the Registrant, as amended to date.

3.         Confirmation of the Secretary of the State of Delaware as to the good standing of the Registrant in that state.

4.         Minutes of the Registrant relating to resolutions duly adopted by the Board of Directors of the Registrant regarding the Agreements.

5.         Copies of the Agreements.

In addition to the examination outlined above, we have conferred with various officers of the Registrant and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Agreements and the terms of any agreement relating to any of the options granted there under, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                                        Very truly yours,

                                                                        LAW OFFICES OF WILLIAM B. BARNETT

                                                                        /s/  William B. Barnett

                                                                        By:  William B. Barnett